                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        North Fork Bancorporation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               [NORTH FORK LOGO]

                                                                  March 24, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, at 10 a.m. on Tuesday, April 25, 2000.

     There is one matter scheduled to be acted upon at the meeting:

     - The election of five directors to Class 1 of the Board of Directors.

     The Board of Directors believes that the election of the nominees listed in the attached proxy statement is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" the nominees.

     Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly complete, sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend. Alternatively, you may vote your shares by using a toll-free telephone number or the Internet. Instructions on how to vote your shares by telephone or via the Internet are set forth on the proxy card enclosed with this proxy statement.

     Thank you for your consideration and continued support.

Sincerely,
/s/ JOHN ADAM KANAS
JOHN ADAM KANAS
Chairman of the Board, President
and Chief Executive Officer

         275 BROAD HOLLOW ROAD, MELVILLE, NEW YORK 11747 (631) 844-1004

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2000

To the Stockholders of
North Fork Bancorporation, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), will be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Tuesday, April 25, 2000, at 10 a.m. for the purpose of considering and voting upon the following items:

          1. The election of five directors to Class 1 of the Company's Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified; and

          2. Any other business which may properly be brought before the meeting or any adjournment thereof.

     In accordance with Delaware law and the Bylaws of the Company, a list of the holders of Company Common Stock entitled to vote at the 2000 annual meeting will be available for examination by any stockholder for any purpose germane to the meeting at the branch of North Fork Bank located at 99 Smithtown Bypass, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the annual meeting during the entire time thereof.

March 24, 2000

                                         By Order of the Board of Directors

                                                   /s/ Aurelie S. Graf

                                                     AURELIE S. GRAF
                                                   Corporate Secretary

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE NUMBER OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY PRIOR TO THE MEETING, OR IN PERSON IF YOU ATTEND THE MEETING, IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

                        NORTH FORK BANCORPORATION, INC.
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2000

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10 a.m. on April 25, 2000, at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 24, 2000.

                                    PROXIES

     Any stockholder of record may submit a proxy to be voted at the Meeting either (i) over the telephone using a toll-free number, (ii) electronically, using the Internet, or (iii) by returning the enclosed proxy card by mail. If a broker or bank holds a stockholder's shares, the stockholder must follow the voting instructions on the form he or she receives from such broker or bank. The availability of telephone or Internet voting for shares held by a broker or bank will depend on the particular broker's or bank's voting procedures. Telephone and Internet voting information and instructions are provided on the enclosed proxy card. In order to facilitate telephone and Internet voting, the Company has adopted certain procedures including the use of control numbers (located on the proxy card) designed to authenticate the identity of stockholders and to properly record each stockholder's voting instructions. The Company has been advised by counsel that the telephone and Internet voting procedures that have been made available through First Chicago Trust Company are consistent with the requirements of applicable law.

     Any stockholder executing and submitting a proxy, whether by telephone, Internet or mail, in response to this solicitation has the power to revoke it prior to exercise of the authority conferred thereby. Any stockholder may revoke a proxy at any time before it is exercised (i) by submitting a written revocation to the Secretary of the Company at the principal office of the Company prior to the Meeting, (ii) by submitting another proxy by telephone, via the Internet or by mail that is later dated and in proper form, or (iii) by attending the Meeting and voting the shares of stock in person. The deadline for submission of proxies by telephone or Internet is 12:00 midnight Eastern Daylight Time on April 24, 2000 (the day prior to the Meeting date).

     Proxies will be solicited by mail. They also may be solicited by directors, officers and other employees of the Company or its primary banking subsidiary, North Fork Bank, personally or by telephone or telegraph, but such persons will receive no additional compensation for their services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and the Company will reimburse such persons for out-of-pocket expenses incurred in forwarding the materials. The Company also has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $7,000, plus reimbursement of reasonable out-of-pocket expenses. All expenses of solicitation will be paid by the Company.

                         RECORD DATE AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on March 1, 2000, as the record date for determining stockholders who are entitled to notice of, and to vote at, the Meeting. At the close of business on the record date, there were outstanding and entitled to vote 173,295,466 shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), the only class of stock of the Company outstanding on such date. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the Meeting. Each stockholder of record on that date is entitled to one vote for each share held with respect to each matter submitted to a vote at the Meeting.

     The required vote for the election of directors is the affirmative vote of a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The required vote on any other matter that may be properly submitted to the stockholders at the Meeting would be the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter submitted. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Meeting.

     Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, the Company will count all shares of Common Stock represented in person or by proxy at the Meeting for purposes of determining a quorum. Shares held in "street name" by brokers but not voted by such brokers, for any reason, on a particular matter (so-called "broker non-votes") will not be deemed present or represented at the Meeting for purposes of such matter, even if those shares have been properly voted by such broker, in person or by proxy, on one or more other matters brought before the Meeting. In the election of directors (Item 1), which requires the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote, neither broker non-votes nor shares voted "WITHHOLD" will affect the outcome of the election, if uncontested.

     Votes will be counted and vote totals announced at the Meeting by the inspectors of election.

                          CERTAIN BENEFICIAL OWNERSHIP

     Except as set forth in the following paragraphs, no person is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of March 15, 2000, the most recent practicable date prior to the mailing of this proxy statement, or to have filed a statement with the Securities and Exchange Commission relating to beneficial ownership of more than 5% of such class. For purposes of this disclosure, beneficial ownership of securities is defined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein.

     As of March 5, 2000, based solely on a Schedule 13D (the "FleetBoston
Schedule 13D") filed with the Securities and Exchange Commission by Fleet Boston Corporation on March 15, 2000, Fleet Boston Corporation ("FleetBoston"), together with certain of its banking and investment advisory subsidiaries, could be deemed to be the beneficial owner of a total of 21,489,815 shares of Common Stock, consisting of 613,678 shares of Common Stock (the "Fiduciary Shares") beneficially owned by certain banking and investment advisory subsidiaries of FleetBoston in their capacities as trustee or investment advisor, and 20,876,137 shares of Common Stock (the "FleetBoston Shares") which FleetBoston could be deemed to beneficially own as a result of a stock purchase agreement entered into between FleetBoston and the Company on March 5, 2000 (as restated as of March 14, 2000, the "FleetBoston Agreement") in connection with an exchange offer (the "Offer") made by the Company with respect to the outstanding shares of common stock of Dime Bancorp, Inc. ("Dime"). In the FleetBoston Schedule 13D, FleetBoston has disclaimed beneficial ownership of the Fiduciary Shares and the FleetBoston Shares.

     Under the FleetBoston Agreement, the Company has agreed to issue to FleetBoston and FleetBoston has agreed to purchase from the Company, subject to the satisfaction of certain conditions including the acceptance by the Company of a specified minimum percentage of the outstanding shares of Dime common stock in the Offer, 250,000 shares of the Company's 7.5% Series B Non-Cumulative Convertible Preferred Stock (the "Preferred Shares") and rights to purchase 7,500,000 shares of Common Stock (the "Rights"). The Preferred Shares will be convertible, subject to the conditions set forth in the FleetBoston Agreement, into 13,376,137 shares of Common Stock. FleetBoston will acquire the Preferred Shares and the Rights only upon and simultaneously with the Company's consummation of the Offer, and the Company estimates that it would issue approximately 103,476,062 shares of Common Stock in exchange for outstanding shares of Dime common stock in connection with its consummation of the Offer and the proposed second-step merger of Dime with the Company (based on a total of 111,240,660 shares of Dime common stock outstanding as of February 29, 2000 as disclosed on a Schedule 14D-9 filed with the Securities and Exchange Commission by Dime on March 21, 2000). Accordingly, the Fiduciary Shares and the FleetBoston Shares would constitute approximately 7% of the pro forma shares of Common Stock outstanding, assuming FleetBoston's purchase of the Preferred Shares and the Rights in connection with the consummation of the Offer in accordance with the terms of the FleetBoston Agreement and assuming the conversion of all of the Preferred Shares and the exercise of all the Rights. The Offer is subject to a number of conditions, including the valid termination of the merger agreement providing for the proposed merger between Dime and Hudson United Bancorp and the tender of a specified minimum percentage of the outstanding shares of Dime common stock in the Offer. The terms of the Offer, including the conditions to the Offer, are set forth in a prospectus contained in a Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on March 14, 2000.

ITEM 1.  ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO
         DIRECTORS AND OFFICERS

     The first item to be acted upon at the Meeting is the election of five directors to Class 1 of the Board of Directors of the Company, each to hold office for three years (through the annual meeting in the year 2003) and until his successor shall have been duly elected and qualified.

     All proxies timely received by the Secretary in response to this solicitation that are in proper form and that have not been revoked will be voted at the Meeting "FOR" the five nominees to Class 1 listed below (unless any nominee is unable or unwilling to serve for any reason), subject to any specific voting instructions received with any proxy, including a direction to "WITHHOLD" authority to vote for any or all of the nominees.

     Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable or unwilling to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board of Directors.

     The following information is provided with respect to each nominee for director and each current director whose term of office extends beyond the date of the Meeting.

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                             SHARES OF
                                                                            COMMON STOCK
                                                           SERVED        BENEFICIALLY OWNED
                                                            AS A       AS OF MARCH 1, 2000(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR    ------------------------
         OTHER POSITIONS WITH THE COMPANY(a)(b)            SINCE      NO. OF SHARES    PERCENT
         --------------------------------------           --------    -------------    -------
NOMINEES FOR DIRECTOR:
CLASS 1 (terms to expire in 2003):
Irvin L. Cherashore, 64.................................    1997           63,204          *
  Director of Winchester Group, Inc.
     (money management and institutional brokerage
     company);
     Former Director, North Side Savings Bank
Allan C. Dickerson, 67..................................    1988           50,451(1)       *
  Former President, Roy H. Reeve Agency, Inc.
     (general insurance company) (1975-1994)
Lloyd A. Gerard, 68.....................................    1981          180,904(2)       *
  Antique Dealer and Auctioneer

                                                                             SHARES OF
                                                                            COMMON STOCK
                                                           SERVED        BENEFICIALLY OWNED
                                                            AS A       AS OF MARCH 1, 2000(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR    ------------------------
         OTHER POSITIONS WITH THE COMPANY(A)(B)            SINCE      NO. OF SHARES    PERCENT
         --------------------------------------           --------    -------------    -------
John Adam Kanas, 53.....................................    1981        2,179,961(3)    1.25%
  Chairman, President and Chief Executive Officer of the
     Company and North Fork Bank
Raymond A. Nielsen, 49..................................    2000          490,730(4)       *
  Former President and Chief Executive Officer, Reliance
     Bancorp, Inc.

DIRECTORS CONTINUING IN OFFICE:
CLASS 2 (terms to expire in 2001):
James F. Reeve, 59......................................    1988          173,554(5)       *
  President, Harold R. Reeve & Sons, Inc. (general
     construction company)
George H. Rowsom, 64....................................    1981           28,558(6)       *
  President, S.T. Preston & Son, Inc. (retail marine
     supplies company)
Dr. Kurt R. Schmeller, 62...............................    1994           78,190          *
  Former President, Queens Borough Community College,
     CUNY
Raymond W. Terry, Jr., 69...............................    1988          114,000(7)       *
  Former Chairman and President, Southold Savings Bank
           CLASS 3 (terms to expire in 2002):
Park T. Adikes, 68......................................    2000        1,883,124(8)    1.08%
  Former Chairman and Chief Executive Officer, JSB
     Financial, Inc.
John Bohlsen, 57........................................    1986          956,854(9)       *
  Vice Chairman of the Company and North Fork Bank;
     President, The Helm Development Corp. (real estate
     company)
Daniel M. Healy, 57.....................................    2000          690,152(10)      *
  Executive Vice President and Chief Financial Officer
     of the Company
Patrick E. Malloy, III, 57..............................    1998        2,580,177       1.49%
  Former Chairman, New York Bancorp Inc.; President,
     Malloy Enterprises, Inc. (private investment
     company)

                                                                             SHARES OF
                                                                            COMMON STOCK
                                                           SERVED        BENEFICIALLY OWNED
                                                            AS A       AS OF MARCH 1, 2000(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR    ------------------------
         OTHER POSITIONS WITH THE COMPANY(A)(B)            SINCE      NO. OF SHARES    PERCENT
         --------------------------------------           --------    -------------    -------
Thomas M. O'Brien, 49...................................    1997        1,029,590(11)      *
  Vice Chairman of the Company and North Fork Bank;
     Former Chairman, President and Chief Executive
     Officer, North Side Savings Bank
All 14 Director Nominees, Continuing Directors and
  Executive Officers as a Group.........................               10,499,449(12)   6.00%

---------------
NOTES TO BENEFICIAL OWNERSHIP TABLE:

    * Less than one percent (1%).

  (a) Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

  (b) All persons listed as nominees for director or as continuing directors are also directors of North Fork Bank.

  (c) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of March 1, 2000.

  (1) Includes 24,483 shares held by Mr. Dickerson's wife.

  (2) Includes 6,093 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife and 300 shares held by his wife in her capacity as custodian for a granddaughter.

  (3) Includes 740,136 shares of restricted stock and options to purchase 472,497 shares previously granted to Mr. Kanas under the Company's compensatory stock plans, 25,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son and 400 shares held by his wife as custodian for their son. Excludes 125,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code.

  (4) Includes 1,000 shares held by Mr. Nielson's wife in an Individual Retirement Account and options to purchase 136,896 shares received by Mr. Nielson upon conversion of his options to purchase shares of Reliance Bancorp Inc. in connection with the merger of Reliance Bancorp Inc. into the Company on February 18, 2000. Mr. Nielsen initially received such options under the former Reliance Bancorp Inc. compensatory stock plans.

  (5) Includes 55,625 shares held by Mr. Reeve's wife.

  (6) Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 939 shares held by his wife, and 9,000 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

  (7) Includes 51,000 shares held by Mr. Terry's wife.

  (8) Includes 20,115 shares held in Mr. Adikes' account under the former JSB Financial, Inc. Employee Stock Ownership Plan, 166,440 shares held by Mr. Adikes' wife, 135,000 shares held in a family trust and options to purchase 563,139 shares received by Mr. Adikes upon conversion of his options to purchase shares of JSB Financial Inc. in connection with the merger of JSB Financial Inc. into the Company on February 29, 2000. Mr. Adikes initially received such options under the former JSB Financial Inc. compensatory stock plans.

  (9) Includes 269,899 shares of restricted stock and options to purchase 212,191 shares previously granted to Mr. Bohlsen under the Company's compensatory stock plans, 2,568 shares held by his wife and 34,015 shares held by his dependent children. Excludes 38,038 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code.

 (10) Includes 145,985 shares of restricted stock and options to purchase 227,020 shares previously granted to Mr. Healy under the Company's compensatory stock plans, 9,000 shares held by his wife and 6,000 shares held in his name as custodian for a daughter.

 (11) Includes 92,500 shares of restricted stock and options to purchase 133,583 shares previously granted to Mr. O'Brien under the Company's compensatory stock plans, 268,605 shares held by him in joint tenancy with his wife, 648 shares held as custodian for his dependent son and 648 shares held by his dependent son. Excludes 41,100 shares held by The Galway Bay Foundation, Inc., a charitable foundation established by Mr. O'Brien that is qualified under section 501(c)(3) of the Internal Revenue Code.

 (12) Includes 1,248,520 shares of restricted stock and options to purchase an aggregate of 1,745,326 shares previously granted to such persons under the compensatory stock plans of the Company and its predecessors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of their ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Such individuals are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company or written representations that no reports were required to be filed, the Company believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to their transactions in the Company's equity securities during 1999.

                                BOARD COMMITTEES

     The Board of Directors of the Company has an Audit Committee. The functions performed by the Audit Committee include reviewing the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by the Company's independent public accountants. The present members of the Audit Committee are directors Terry, Gerard and Schmeller. The Audit Committee met 12 times during 1999.

     The Company's Board of Directors also has a Compensation and Stock Committee. The Compensation and Stock Committee reviews and makes recommendations on salary levels for executives and other officers, makes certain decisions affecting executive bonuses under the Company's Annual Incentive Compensation Plan and determines all awards to executives under the Company's compensatory stock plans. The Committee consists of at least three directors appointed by the Company's Board of Directors, none of whom may be an employee or have substantial separate business dealings with the Company. The present members of the Committee are directors Dickerson, Gerard and Rowsom. During 1999 the Compensation and Stock Committee met 5 times. (See "Report of the Compensation Committee" on page 16.)

     The Company's Board of Directors has no nominating committee or committee performing functions similar to those of a nominating committee. The Company's By-laws provide a procedure under which a stockholder of the Company meeting certain requirements may nominate a person for election as director at an annual meeting. (See "Stockholder Proposals" on page 27.)

     The Board of Directors met 16 times during 1999. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all Board committees of which the director was a member during the period he was a director or served on such committees.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No current member of the Compensation and Stock Committee is now an officer or an employee of the Company or any of its subsidiaries or has ever been an officer of the Company or any of its subsidiaries or during the last fiscal year has had any substantial business dealings with the Company.

                           COMPENSATION OF DIRECTORS

     Each member of the Board of Directors of the Company receives an annual fee of $30,000. This fee is for all duties as a director of the Company, including any service as a member of one or more committees of the Board of Directors of the Company. Each member of the Board of Directors of North Fork Bank (currently, the same group that serves as the Board of Directors of the Company) receives a fee of $750 for each meeting of the Board or any committee of the Board attended. Chairmen of North Fork Bank Board committees receive an additional $250 per committee meeting attended. Directors Kanas, Bohlsen, Healy and O'Brien do not receive any separate fees for attendance at any Company or North Fork Bank committee meetings.

     The Company maintains a Directors' Deferred Compensation Plan, under which a director may defer receipt of either 50 percent or 100 percent of all fees earned by him as director of the Company and North Fork Bank for five or ten years or until retirement or age 70. During the deferral period, amounts deferred earn interest at the highest rate offered by North Fork Bank to customers on any certificate of deposit or individual retirement account, determined on a quarterly basis. As of December 31, 1999, director Dickerson was participating in the Directors' Deferred Compensation Plan.

     Certain directors of the Company who were directors of Southold Savings Bank prior to the Company's acquisition of Southold in 1988 will receive payments from North Fork Bank in the future under deferred directors' fee agreements entered into by them with Southold prior to the 1988 acquisition. These agreements, similar to the Company's optional Deferred Compensation Plan for directors described above, permitted these individuals while they were directors of Southold to defer receipt of some or all of their director's fees in exchange for a right to receive, commencing on some designated future date and continuing for a fixed period thereafter, regular monthly cash payments in a specified amount. The designated payment amounts essentially represented the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years. Company directors Dickerson and Reeve will be entitled to receive such payments in the future.

     In connection with the Company's acquisition of Reliance Bancorp, Inc. on February 18, 2000, the Company entered into a two-year consulting agreement with director Raymond A. Nielson, former President and Chief Executive Officer of Reliance Bancorp, Inc. The agreement provides for aggregate fees of $1,000,000 for services rendered and contains a non-competition provision.

     In connection with the Company's acquisition of New York Bancorp on March 28, 1998, the Company entered into a one-year consulting agreement with director Patrick E. Malloy, III, former Chairman of New York Bancorp, providing for a fee of $750,000 for services rendered.

     Director Thomas M. O'Brien, formerly an executive officer of the Company, began serving under a consulting agreement on January 1, 2000. Under the agreement, Mr. O'Brien provides consulting and advisory services to the Company but receives no additional monetary compensation. For the duration of the agreement, Mr. O'Brien will continue to be deemed an employee solely for purposes of the stock awards previously granted to him under the Company's compensatory stock plans, such that stock options previously granted to him continue to be exercisable by him and shares of restricted stock granted to him continue to vest.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation and compensatory awards received in the last three years by the Chief Executive Officer of the Company and each other executive officer whose cash compensation from the Company, including salary and bonus, exceeded $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                  LONG-TERM COMPENSATION AWARDS
                            ------------------------------------------   -----------------------------------
           (a)              (b)       (c)          (d)          (e)         (f)          (g)          (i)
                                                               OTHER                  SECURITIES      ALL
                                                              ANNUAL     RESTRICTED   UNDERLYING     OTHER
NAME AND                                                      COMPEN-      STOCK      OPTIONS(4)    COMPEN-
PRINCIPAL POSITION          YEAR   SALARY(1)      BONUS      SATION(2)   AWARDS(3)     (SHARES)    SATION(5)
------------------          ----   ----------   ----------   ---------   ----------   ----------   ---------
John Adam Kanas...........  1999   $1,039,750   $1,500,000    $68,968    $  907,815     50,000     $149,447
  Chairman of the Board,    1998      887,750    1,200,000     48,164       818,800    506,088(6)   122,779
  President and Chief       1997      684,750      950,000     46,500     1,268,800(7)  764,775(8)  107,560
  Executive Officer
John Bohlsen..............  1999      539,750      750,000     25,621       544,689     25,000       48,201
  Vice Chairman of the      1998      437,750      600,000     23,178       511,750    139,551(6)    46,236
  Board                     1997      434,750      450,000     56,125       730,500(7)  171,636(8)   40,419
Thomas M. O'Brien.........  1999      539,750      750,000     26,668       544,689     25,000       45,858
  Vice Chairman of the      1998      437,750      600,000     25,290       511,750     78,583(6)    44,081
  Board                     1997      357,250      450,000     42,767       730,500     30,000       16,687
Daniel M. Healy...........  1999      400,000      500,000     18,320       363,126     15,000       34,626
  Executive Vice President  1998      350,000      325,000     15,756       307,050    144,520(6)    31,761
  and Chief Financial
    Officer                 1997      350,000      275,000     14,062       475,800(7)  166,068(8)   30,337

---------------
NOTES TO SUMMARY COMPENSATION TABLE:

(1) Includes salary deferred at the election of the named executive officer (including deferral amounts under the Company's 401(k) Plan) and all directors' fees from the Company and North Fork Bank, whether paid or deferred. The salary deferral amount under the 401(k) Plan for each of the named executive officers in 1999 was $9,600. Total directors' fees for 1999 were $39,750 for each of Messrs. Kanas, Bohlsen and O'Brien.

(2) Listed amounts represent tax payments made by the Company on the taxable contributions made by it on behalf of the named executive officers under the Company's Supplemental Executive Retirement Plan ("SERP").

(3) Represents the dollar value of restricted shares granted to the named executive officers during the year in question, exclusive of any replacement restricted shares received by them in 1997 (see Note 7, below). The listed dollar values represent the number of such restricted shares multiplied by the closing market price of the Company's Common Stock on the date of grant. Restricted shares granted under the Company's compensatory stock plans carry the same dividend and voting rights as unrestricted shares of Common Stock from the date of grant. Restricted shares granted to executives vest at the earliest of (i) the executive's attaining retirement age as set under the Company's retirement plan, (ii) the executive's early retirement under the retirement plan, (iii) death or disability, or (iv) a change in control of the Company as defined under the restricted share award agreements. Shares are forfeitable if the executive ceases to render services to the Company prior to vesting. As of year-end 1999, the number (and total dollar value) of restricted shares held by the named executive officers were as follows: Mr. Kanas -- 740,136 shares ($13,021,805); Mr. Bohlsen -- 269,899 shares
    ($4,748,549); Mr. O'Brien -- 92,500 shares ($1,627,427); and Mr.
    Healy -- 145,985 shares ($2,568,431). These dollar values are based on the closing market price of the Company's Common Stock on December 31, 1999 ($17.5938 per share), with no discount for forfeitability or lack of transferability.

(4) Represents the total number of shares subject to stock options received by the named executive officers during the year in question. Includes both regular stock options (i.e., options awarded by the Compensation and Stock Committee as part of its regular decisions regarding executive compensation occurring during the year) and so-called "reload" stock options (i.e., options awarded to officers during the year upon their decision to exercise previously held stock options by surrendering shares of Common Stock to the Company in payment of the exercise price). The number of reload stock options received in 1998 and 1997 by each of the executive officers is separately identified in Note 6 and 8, respectively. No reload options were granted to the executive officers in 1999. No options issued to the named executive officers have been accompanied by stock appreciation rights ("SARs"). All options issued before May 15, 1998 were adjusted to reflect the 3-for-2 stock split effective on that date, and all options issued before May 15, 1997, also were adjusted to reflect the 2-for-1 stock split effective on that date.

(5) Includes Company contributions on behalf of the named executive officers under the 401(k) Plan and under the defined contribution plan feature of the SERP and specified premiums paid by the Company on certain insurance arrangements covering the executive officers. Listed amounts for 1999 include 401(k) Plan contributions by the Company on behalf of executive officers Kanas, Bohlsen, O'Brien and Healy of $7,200 each; contributions by the Company under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen, O'Brien and Healy of $97,421, $36,192, $37,669 and $25,878, respectively; and the following insurance premiums paid by the Company on their behalf: for Mr. Kanas, $13,682 in premiums on a disability policy, $25,000 in premiums on a life insurance policy and $6,144 in premiums on two split dollar life insurance policies; for Mr. Bohlsen, $4,809 in premiums on a split dollar life insurance policy; for Mr. O'Brien, $989 in premiums on a split dollar life insurance policy; and for Mr. Healy, $1,548 in premiums on a split dollar life insurance policy.

(6) Includes reload stock options for the following numbers of shares issued to the named executive officers in 1998: Mr. Kanas -- 476,088 shares; Mr. Bohlsen -- 119,551 shares; Mr. O'Brien -- 58,583 shares; and Mr.
    Healy -- 134,520 shares.

(7) Listed amount does not include the dollar value of the replacement restricted shares received by the named executive officer in 1997. The Compensation and Stock Committee determined in that year to incentivize the executives to remain with the Company on a long term basis by shifting the vesting dates of restricted shares granted to executives from the near-term to a retirement basis. The Committee encouraged executives to surrender their old restricted shares and when they did so, in early 1997, granted them replacement restricted shares with retirement vesting. The total number of restricted shares surrendered and replacement restricted shares received by each executive was as follows: Mr. Kanas -- 286,668 shares surrendered and 590,136 replacement shares received; Mr.
     Bohlsen -- 105,000 shares surrendered and 177,399 replacement shares received; and Mr. Healy -- 54,000 shares surrendered and 88,485 replacement shares received. The aggregate market value, based on the closing market price of the Company's Common Stock on the grant date (February 25, 1997), of the net new replacement restricted shares (replacement shares minus surrendered shares) received by each executive was as follows: Mr.
     Kanas -- $4,084,173; Mr. Bohlsen -- $973,562; and Mr. Healy -- $464,111.
     All restricted shares granted before May 15, 1998 were adjusted to reflect the 3-for-2 stock split effective on that date, and all restricted shares granted before May 15, 1997 were adjusted to reflect the 2-for-1 stock split effective on that date.

(8) Includes reload stock options for the following numbers of shares issued to the named executive officers in 1997: Mr. Kanas -- 719,775 shares; Mr. Bohlsen -- 141,636 shares; and Mr. Healy -- 151,068 shares.

                                 STOCK OPTIONS

     The following table sets forth information concerning stock options granted during 1999 to each of the named executive officers in the Summary Compensation Table on page 10.

                             OPTION GRANTS IN 1999
--------------------------------------------------------------------------------

              (A)                   (B)           (C)                        (E)           (F)
                                 NUMBER OF     % OF TOTAL       (D)
                                 SECURITIES     OPTIONS      EXERCISE
                                 UNDERLYING    GRANTED TO     OR BASE                   GRANT DATE
                                  OPTIONS      EMPLOYEES       PRICE                     PRESENT
                                 GRANTED(1)    IN FISCAL     (DOLLARS/    EXPIRATION     VALUE(2)
             NAME                 (SHARES)        YEAR        SHARE)         DATE       (DOLLARS)
             ----                ----------    ----------    ---------    ----------    ----------
John Adam Kanas................    50,000         15.3%      $18.1563      12/13/09      $240,190
John Bohlsen...................    25,000          7.6%       18.1563      12/13/09       120,095
Thomas M. O'Brien..............    25,000          7.6%       18.1563      12/13/09       120,095
Daniel M. Healy................    15,000          4.6%       18.1563      12/13/09        72,057

---------------
NOTES:

(1) All stock options listed were granted to the named executive officers on December 13, 1999, when the average of the high and low price per share of the Common Stock on the New York Stock Exchange ("NYSE") was $18.1563. All stock options issued to these executives in 1999 were immediately exercisable upon grant, and each such option provides for the possible award of a reload option upon stock-for-stock exercise of the underlying option, at the discretion of the Compensation and Stock Committee. Each such option contains a transferability feature under which the executive is permitted to transfer option rights, prior to exercise, exclusively by gift and exclusively to members of the executive's immediate family. In addition, the named executives, upon stock-for-stock exercise of such options may direct the Company to defer the delivery of the new shares until a specified later date.

(2) The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be six years; (b) the risk-free discount rate applied for purposes of the valuation was 6.15 percent; (c) the volatility factor utilized was 25.1 percent; (d) the dividend yield on the Common Stock was assumed to be 3 percent for purposes of the analysis only; and (e) no rate of forfeiture was assumed.

     The following table sets forth information concerning all stock options that were either exercised in 1999 or held at year-end 1999 by the named executive officers in the Summary Compensation Table on page 10.

        AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999,
                           AND YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

          (a)                   (b)                 (c)                (d)                  (e)
                                                                    NUMBER OF       VALUE OF UNEXERCISED
                                                                   UNEXERCISED          IN-THE-MONEY
                                                                    OPTIONS AT           OPTIONS AT
                                OPTION EXERCISES IN 1999           DECEMBER 31,         DECEMBER 31,
                          ------------------------------------         1999               1999(1)
                          SHARES ACQUIRED                         (EXERCISABLE/        (EXERCISABLE/
                            ON EXERCISE       VALUE REALIZED      UNEXERCISABLE)       UNEXERCISABLE)
          NAME               (SHARES)            (DOLLARS)           (SHARES)            (DOLLARS)
          ----            ---------------    -----------------    --------------    --------------------
John Adam Kanas.........         0                  $0             E - 472,497         E - $1,245,334
                                                                    U - 35,280          U -   220,881
John Bohlsen............         0                   0             E - 212,191         E -    110,441
                                                                    U - 19,164          U -   119,982
Thomas M. O'Brien.......         0                   0             E - 133,583        E -           0
                                                                   U -       0         U -          0
Daniel M. Healy.........         0                   0             E - 227,020         E -    661,175
                                                                   U -       0         U -          0

---------------
NOTES:

(1) Calculated by subtracting the exercise price of options from the market value of underlying shares at year-end, based on a closing market price of the Common Stock on December 31, 1999, of $17.5938 per share.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     In 1994, the Company entered into change-in-control agreements with three executive officers of the Company -- Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements are substantially identical in form. Each agreement is a rolling three-year agreement and will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement. In addition, at year-end 1996, the Company entered into a similar change-in-control arrangement with Vice Chairman Thomas M. O'Brien, as part of the employment agreement (further described below) it entered into with him at that time in connection with the Company's acquisition of North Side Savings Bank. Mr. O'Brien's change-in-control agreement, like his employment agreement, terminated on December 31, 1999. Under each of the executive change-in-control agreements, the executive is entitled to receive from the Company a lump sum payment equal to 299 percent of his base salary if, within 24 months after a change in control of the Company (as defined in the agreement), his employment is terminated by the Company (other than for cause) or by the executive voluntarily. The agreements provide that if any payments thereunder would be treated as excess parachute payments under section 280G of the Internal Revenue Code, the aggregate amount of those payments will be reduced to the extent necessary to avoid that treatment, except that any payment to the executive under the Company's Performance Plan or any acceleration of the vesting of his stock-based awards will not trigger such a reduction.

     On December 31, 1999, Vice Chairman O'Brien's three-year employment agreement expired. The agreement was entered into in connection with the Company's acquisition of North Side Savings Bank on December 31, 1996. The agreement provided for an annual base salary initially set at $325,000, with salary adjustments thereafter based on salary adjustments for the other executives. The agreement also tied Vice Chairman O'Brien's annual bonus to the annual bonus, if any, paid to any other Vice Chairman of the Company. When Mr. O'Brien's employment agreement expired on December 31, 1999, he elected to resign as an executive officer but remains as Vice Chairman of the Board of Directors of the Company and serves under a consulting agreement more fully described under "Compensation of Directors" on page 9.

     At the end of 1994, the Board adopted the Performance Plan, under which executives and other officers and employees may receive cash payments following a change in control of the Company, if certain financial performance targets are met in connection with the change-in-control transaction. (See "Report of the Compensation Committee -- Performance Plan" on page 24.)

                               PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report shall not be incorporated by reference into any such filings.

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock over a five year period with the cumulative total return on the Standard and Poor's 500 Stock Index, the KBW Eastern Region Index and the KBW 50 Index over the same period, assuming the investment of $100 in each on December 31, 1994, and the reinvestment of all dividends. This is the last year in which the performance graph will include the KBW Eastern Region Index, a market-capitalization-weighted bank-stock index prepared by Keefe, Bruyette & Woods, Inc. ("KBW") covering the larger bank holding companies in the eastern United States. Due to the dramatic consolidation in the banking industry over the past decade, KBW has elected henceforward to discontinue its tracking of regional indices such as the KBW Eastern Region Index in favor of the nationwide KBW 50 Index, a market-capitalization-weighted bank-stock index covering the 50 largest bank holding companies in the United States (including the Company).
[Performance Graph]

                                                NFB               S&P 500 INDEX        KBW EASTERN REGION           KBW 50
                                                ---               -------------        ------------------           ------
1994                                              100                    100                    100                    100
1995                                           189.16                 137.12                 169.75                 160.16
1996                                           273.67                 168.22                 232.83                 226.56
1997                                           531.55                  223.9                 372.56                 331.21
1998                                           580.98                 287.35                 388.14                 358.62
1999                                           433.32                 347.36                 374.87                 346.17

                      REPORT OF THE COMPENSATION COMMITTEE

     The Stock and Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for conducting periodic reviews of executive compensation and for taking certain actions affecting the compensation of senior executives, including the Chief Executive Officer. The Committee currently consists of three directors, none of whom is an officer or employee of the Company or any of its subsidiaries or has any separate, substantial business relationship with the Company. The names of the Committee members are listed at the end of this report. The Committee makes recommendations to the full Board of Directors concerning salary levels for senior executives and officers generally. In addition, the Committee plays a major role in determining the annual bonuses paid to senior executives and other key employees under the Company's annual bonus plan and has full discretion in granting stock options and restricted stock awards to senior executives under the Company's stock-based incentive compensation plans. Finally, the Committee monitors post-retirement compensation arrangements for senior executives and sets performance targets under the Company's long-term performance plan, which may affect the level of post-retirement payments to senior executives after any change-in-control of the Company.

     The Committee is submitting this report summarizing its involvement in the compensation decisions and policies adopted by the Company for executive officers generally and for Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

EXECUTIVE COMPENSATION POLICY

     The basic policy of the Company on executive compensation, as set by the Board of Directors and the Committee, is to provide an incentive for executives to achieve corporate and individual goals and to reward executives when these goals are met. The central theme of executive compensation is the importance of long-term stockholder interests. Over time, the Board and the Committee have closely aligned senior management interests with stockholder interest in two ways, first, by tying the amounts of compensation paid to executives to certain key measures of financial performance that are of importance to stockholders, and, secondly, by ensuring that a significant portion of executive compensation is paid in the form of stock or stock derivatives. This formula has worked well for North Fork and its stockholders, and the Committee sees no reason to change this approach.

     In determining overall amounts and types of executive compensation, the Board and the Committee weigh not only corporate performance measures but also personal factors such as commitment, leadership, teamwork and community involvement. Also considered are the compensation practices of the Company's competitors. In reviewing competitive factors, the Board and the Committee focus principally on levels of executive compensation paid by other top performing banks in the Company's peer group. The peer groups used by the Committee for such comparison is different from, but contains some of the same banks as, the groups of companies whose stocks are included in the KBW Eastern Region Index and the KBW 50 Index represented on the Performance Graph on page 15 of this proxy statement.

     Board and Committee members have access to all relevant Company financial information, personnel records and other data and periodically obtain the advice of compensation consultants. At year-end 1998, the Company retained the consulting firm of William M. Mercer, Incorporated to perform a thorough review and analysis of North Fork's executive compensation structure. The Mercer analysis provided the Committee with valuable insights and reinforced the Committee's belief that its overall approach, including its use of incentive-based compensation, was appropriate.

     The ultimate purpose of the Company's executive compensation structure is to attract and retain executives of the highest caliber and to motivate these individuals to put forth maximum effort toward the achievement of specified corporate goals identified through the strategic planning process of the Board and management.

COMPONENTS OF EXECUTIVE COMPENSATION

     In its deliberations regarding executive compensation, the Committee focuses upon the following fundamental components: salary, short-term (i.e., annual) incentive compensation, and long-term incentive compensation.

  Salary

     The Committee conducts an annual review of salary levels for all senior executives and other officers and makes recommendations on specific salaries or salary modifications for management. Salary levels are reflective of the individual executive's responsibilities, experience and performance, the Company's overall performance in relation to its peer group, and competitive marketplace considerations.

  Annual Incentive Compensation

     Short-term incentive compensation for executives is provided through the Company's Annual Incentive Compensation Plan (the "Bonus Plan"). If the Company has met pre-established goals for the year, senior executives as well as other key employees receive year-end cash distributions out of a designated annual bonus pool established under the Bonus Plan. Bonuses awarded to senior executives generally represent a larger percentage of their base salaries than bonuses awarded to junior personnel. The overall size of the bonus pool is determined by the level of the Company's financial success based on one or more measures. The Bonus Plan was approved by stockholders at the 1996 annual meeting.

     The Committee approves the criteria that determine the existence and overall size of the annual bonus pool. The Committee may select one or several criteria of financial performance as the basic Company-wide targets and may approve larger bonus pools for correspondingly higher levels of achievement. The Company-wide targets for a particular year are identified during the course of the year.

     In addition to setting basic Company-wide performance targets each year that govern the existence and overall size of the bonus pool, the Committee also establishes, on or before March 31 of each year, one or more specific executive performance targets. These executive targets govern the size of the annual bonuses, if any, paid out of the pool to the Company's most senior executives (those individuals named in the Summary Compensation Table in the Proxy Statement). Unlike the basic Company-wide targets that determine the existence and overall size of the bonus pool, the executive target or targets, once established in the first quarter of a year, may not subsequently be adjusted. At the end of the year, if the Company has satisfied the pre-established executive target (or, if more than one executive target has been set, as many of such targets as the Committee may specify), each senior executive may receive, as his maximum annual bonus for that year, an amount calculated under an objective formula established under the Bonus Plan. Under this formula, the maximum bonus for each such executive is based on the office he holds and the Company's "net income" for the year as defined in the plan.

     Although the maximum annual bonus for each top executive is calculated under the formula described above, the Committee in its sole discretion determines at year-end the actual bonus payment, if any, to be received by each top executive, which may be less than (but may not exceed) the maximum bonus payable to that individual calculated under the objective formula. In recent years (including 1999), the annual bonuses paid to the top four executives of North Fork were substantially lower than the maximum bonuses that could have been awarded to them under the plan's objective formula.

     Because the Bonus Plan is stockholder-approved, amounts paid thereunder to senior executives are fully tax deductible to the Company. See "Tax Deductibility of Certain Payments," below.

  Long-Term Incentive Compensation

     The final component of the executive compensation program is the long-term incentive compensation feature. This feature consists of stock-based awards, such as stock options, that offer executives the possibility of future value depending on the long-term price appreciation of the Company's Common Stock and the executives' continuing service with the Company.

     The Committee believes that, from a motivational standpoint, the Company's use of stock-based compensation has contributed to the Company's long-term superior financial performance, eliciting maximum effort and dedication from the senior executives. The Board and the Committee have expanded the long-term incentive program in recent years to reach a broader range of junior officers and other employees, as discussed further in the section below entitled "1999 Stock Plan."

     Under all the Company's compensatory stock plans, the Committee has sole discretion in determining grants of stock-based awards to senior executives, including the timing, amounts and types of awards. In the case of individual executives, the Committee's award decisions are based on an evaluation of both the Company's performance (measured against its own pre-established goals and against its peer group) and the executive's accomplishments.

     Historically, stock-based awards under the Company's plans have been either stock options or shares of restricted stock (which are merely shares of Common Stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date). The exercisability of options and the vesting of restricted stock depend upon the executives continuing to render services to the Company. Options have no value unless the Company's stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company's stock.

     Although the estimated dollar value of the long-term incentive stock awards granted by the Committee to the Company's senior executives in recent years has been substantial, the Committee notes that, in any year such as 1999 when the Company's stock price may languish or decline, stock awards received by executives in prior years and held by them are negatively impacted to the same extent as are the shares of Common Stock held by the Company's public stockholders. The senior executives hold substantial amounts of Company stock or stock options (President John Adam Kanas is one of the Company's largest individual stockholders) and the Committee believes that management thus has a strong motive to seek to drive share values upward over time.

     1999 STOCK PLAN. In December 1999, the Committee approved and the Board of Directors ratified a new compensatory stock plan, the 1999 Stock Compensation Plan, which is similar to the plan it succeeds, the 1998 Stock Compensation Plan. Much like the earlier plan, awards under the 1999 plan may be granted not only to senior executives but also to a broad selection of junior employees, as well as consultants and advisors. The total number of shares authorized for awards under the 1999 plan is 5 million shares of Common Stock.

     The Board and the Committee adopted the new plan to address the Company's greater anticipated need for employee options and incentive shares in forthcoming years. Shortly after year-end 1999, the Company completed two major expansion transactions, acquiring Reliance Bancorp, Inc. and JSB Financial, Inc. Whether or not the Company continues its current expansion course, the Board and the Committee believed it prudent to authorize the new plan, to ensure that adequate shares would be available in any contingency. The Committee notes that the number of shares subject to incentive awards granted at year-end 1999 was not significantly increased from the number of shares granted in prior years, either for the senior executives as a group or for all employees as a group. All awards to executives under the 1999 stock plan are at the sole discretion of the Committee.

     Awards under the new 1999 plan may be either nonqualified stock options or shares of restricted stock. All options granted under the 1999 plan must have an exercise price at least equal to the market value of the Company's Common Stock on the date of grant. The repricing of any stock options previously granted under the 1999 plan is prohibited. Options may be exercised only for a limited period of time after the optionee's departure from the Company. Restricted shares awarded under the 1999 plan carry dividend and voting rights from the date of grant. The earliest possible vesting date for restricted shares granted under the plan is three years after the date of grant, although the Committee's practice has been to establish the fifth anniversary of the date of grant as the earliest vesting date for restricted shares granted to junior officers and key employees generally (with retirement-based vesting for senior executives). Restricted shares are forfeited if the award holder departs the Company before vesting. Accelerated vesting is permitted under limited circumstances.

     The Committee believes that the 1999 plan should satisfy the Company's need for incentive shares for several years, even with the increased number of employees that are now included in the incentive stock program and the recent completion of two major acquisition transactions. Additional major expansion transactions in the future may alter this expectation, however.

     Special Features of Executives' Incentive Based Awards.

     In structuring the long-term incentive compensation program for senior executives, the Committee has added several special features to the executives' stock awards, reflecting its belief that both risks and rewards under such programs should be greatest for the most senior executives, who are best able to impact the Company's financial performance. Among the principal features that are unique to the executives' incentive award program are "reload" stock options, retirement-based vesting of restricted shares, transferability of unexercised options to family members, and deferred receipt of shares upon option exercise.

     (i) Reload Options. The concept of "reload" stock options was added to the executive compensation program in the mid-1990s. The reload option is a device intended to encourage option exercise. Reload options work as follows: if the executive exercises some or all of his existing options in a stock-for-stock exercise (that is, by surrendering to the Company, as payment of the option exercise price, a number of shares of Common Stock previously owned by the executive valued at their current market price), the executive receives from the Company, in addition to the shares deliverable to him upon exercise of the original, or "underlying," option, a new "reload" option to acquire an additional number of shares equal to the number of shares surrendered by the executive in exercise of the underlying option. In addition, under the Company's reload option program, if the executive authorizes the Company to withhold any of his option shares as payment of the executive's tax withholding obligation, the number of withheld shares will be added to the number of shares covered by the new reload option. The reload option bears an exercise price equal to the market price of the Common Stock on the date the reload option is issued (not the exercise price of the underlying option), and expires on the same date the underlying option would have expired (not ten years after grant, as is typical of normal options).

     The purpose of reload options is to enable the executives to exercise their existing options by surrender of pre-owned shares while maintaining their same overall percentage level of equity ownership interest in the Company. The Committee determines on a case-by-case basis whether and under what circumstances executives will be entitled to receive reload options upon exercise of existing options.

     The Company's senior executives did not receive any reload options during 1999. In 1998 and 1997, the executives did receive reload grants, which are identified in the Notes 6 to 8 to the Summary Compensation Table.

     (ii) Retirement-Based Vesting of Restricted Stock. Another feature added by the Committee several years ago to the long-term incentive award program for senior executives is retirement-based vesting of restricted stock. Under this approach, shares of restricted stock awarded to senior executives will remain unvested, and will continue to be forfeitable, until the anticipated date of their retirement. This contrasts with restricted shares granted to junior officers and other Company employees, which typically vest, often in stages, a designated number of years after the date of grant, e.g., on the fifth, sixth and seventh anniversaries of grant.

     All restricted shares awarded to the Company's most senior executives in the past three years have been structured so that vesting will not occur until the executive reaches retirement age under the retirement plan, early retires under the retirement plan, dies or is disabled or a change-in-control of the

Company occurs. If the executive leaves the Company prior to occurrence of one of these vesting events, the shares are forfeited.

     The Committee believes that retirement-based vesting of restricted stock encourages senior management to commit to the Company for a longer period of time, thereby giving the Company and its stockholders the benefit of experienced management with deep historical knowledge.

     (iii) Other Special Option Features. The Committee has attached other special features to the stock options granted to senior management. These features are intended to make the options more attractive as forms of compensation. Similar features have been added to executive options by other publicly-held companies that, like North Fork, emphasize stock-based incentive compensation for management.

     For example, stock options granted to senior executives now provide that the executives may transfer their option prior to exercise, exclusively by gift and exclusively to members of their immediate families. The Committee also has added a deferral feature to executives' options. Under this feature, executives, when electing to exercise their options by delivery of previously owned shares, may direct the Company to defer until some specified later date the actual delivery to the executives of the new shares of Common Stock otherwise deliverable to them upon exercise.

TAX DEDUCTIBILITY OF CERTAIN PAYMENTS

     Under a provision of the Internal Revenue Code, Section 162(m), publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid to any of the most senior executives (those identified in the Summary Compensation Table), subject to certain exemptions. The Company's Bonus Plan has been designed so that bonuses awarded thereunder to executives qualify for an exemption from this statute and remain tax deductible to the Company. In addition, stock options granted under some of the Company's older stock plans also may be exempt from the penalties imposed by Section 162(m), such that the compensation triggered by exercise of options granted under these plans may remain tax deductible to the Company. Thus, the few shares that remain available for issuance under these older plans have been reserved for future grants of options to the Company's most senior officers.

YEAR-END 1999 COMMITTEE REVIEW OF EXECUTIVE COMPENSATION

     The Committee, in reviewing executive compensation at year-end 1999, was forced to confront the same anomaly now confronting Boards of Directors and management at many other publicly-traded financial institutions, including top performers. In a time of increasing fragmentation within the stock markets, financial institution stocks fared poorly in 1999 in comparison to certain other market sectors, specifically, internet companies and other emerging technology companies, many of whom experienced strong stock price growth. North Fork, like many other banks with strong financial results, saw its stock price slump during the year. Thus, the Committee was left to make compensation determinations against the backdrop of continuing superior financial performance on the part of the Company which was not, unlike in prior years, matched by positive market performance.

     Financial performance continued to be strong, however, both in absolute and in comparative terms. The Company's return on average equity for 1999 was 27.05% and return on average assets was 1.92%. These earnings ratios exceeded the Company's results in prior years and were, the Committee believes, well above industry averages.

     Other measures of financial performance showed strength as well. Asset quality remained high, with the ratio of non-performing loans to total loans decreasing from .27% to .22%. The coverage ratio (allowance for loan losses as a percentage of non-performing loans) was at 462% at year-end. While asset quality was improving, the Company also managed in 1999 to maintain its net interest margin at 4.16% for the year while many of its competitors continued to suffer net interest margin shrinkage. As in prior years, North Fork was able in 1999 to increase levels of core, non-interest bearing deposit accounts, thereby protecting margins and enhancing earnings.

     One of the most impressive performance measures was the Company's efficiency ratio. The Committee believes, based on research reports and other data reviewed by it, that this ratio is considerably better than the industry norm. Again in 1999, North Fork's core efficiency ratio improved, to 34.34% from 35.03% in 1998.

     The Committee also believes that management is to be commended for the success of the acquisitions initiated in the second half of the year. In August 1999, management announced, and in early 2000 the Company completed, the acquisitions of Reliance Bancorp, Inc. and JSB Financial, Inc. These transactions added approximately 30% to the Company's asset and deposit totals and bolstered capital. The expansion propels North Fork into a higher echelon of regional banks in terms of size, which should enhance market power.

     The Company's capital position remains strong, due both to solid earnings and to the recently completed thrift acquisitions, which involved issuance of approximately 32 million shares of Common Stock and the addition of only modest amounts of goodwill to the balance sheet. During the course of 1999, the Board approved increases in quarterly cash dividends aggregating 31% over the first quarter 1999 dividend.

     The recently-completed year also witnessed continued expansion of the Company's non-interest income sector, including various fee-based activities.

     In summary, the Committee believes management performed well in 1999, during a difficult period for bank stocks generally. The Committee notes that the Company was not alone among commercial banks in seeing the price of its Common Stock languish over the past twelve months. Moreover, as the performance graph accompanying this Report demonstrates, over the 5-year period completed December 31, 1999, the Company's stock outperformed both the selected indices of the Company's peer group of stocks (the KBW Eastern Region Index and KBW 50 Index) and the S&P 500, even with the latter's inclusion of the booming technology sector. For their efforts in producing impressive financial results in difficult times, the senior executives deserve, in the Committee's view, to continue to be well compensated.

  Salary

     With the Committee's support, the three top executives received salary increases at year-end 1999 ranging from 14.3 percent to 25 percent over their prior salaries. It remains the Committee's position that the incentive components of executive compensation, including annual incentive (bonus) compensation and long-term incentive (stock awards) compensation, should be emphasized in addition to cash salary.

  Annual Incentive Compensation

     Annual bonuses were paid to the senior executives at year-end 1999 under the Bonus Plan. These bonus amounts were below the objectively calculated maximum bonus amounts that the senior executives qualified for under the formula set forth in the Bonus Plan. Utilizing the discretion given it under the plan, the Committee made downward adjustments from the maximum bonus amounts determined under the plan's formula. See "Components of Executive
Compensation -- Annual Incentive Compensation," above. The bonus amounts actually paid to the top executives for 1999, as well as in 1998 and 1997, are identified in the Summary Compensation Table.

  Long-Term Incentive Compensation

     At year-end 1999, the Committee conducted its regular review of long-term compensation for executives. As a result of this review, the Committee determined to make new grants of stock-based awards to senior management. These awards were granted under the Company's 1998 Stock Compensation Plan and a pre-existing 1994 stock plan. Future awards will largely be drawn from the newly-adopted 1999 Stock Compensation Plan, discussed above under "Components of Executive Compensation -- 1999 Stock Plan." The four executives listed in the Summary Compensation Table received stock-based awards (options and restricted stock) at year-end for an aggregate of 245,000 shares, compared to 185,000 shares subject to awards granted these officers at year-end 1998. The number of awards granted to each individual executive in 1999 is set forth in the Summary Compensation Table.

CHANGE-IN-CONTROL ARRANGEMENTS AFFECTING EXECUTIVE OFFICERS

     The Committee approves of the Company's traditional policy of not extending long-term employment agreements to executive officers under normal circumstances. Only in the context of certain acquisitions has the Company varied from this policy, by occasionally giving employment agreements to officers of acquired banks, generally in replacement of their pre-existing contracts with the acquired banks. None of the Company's current executive officers is serving under an employment agreement and none of the executives of the recently-acquired thrift institutions, Reliance Bancorp, Inc. and JSB Financial, Inc., received an employment agreement from the Company.

     By contrast, the Committee believes that the long-term interests of stockholders are well served by extending to senior management certain protections in the event of a change-in-control of the Company. In approving these arrangements, the Committee has sought to align management's interest with that of stockholders, such that top executives would be actively encouraged to seek out and aggressively explore possible change-in-control transactions for the Company at the optimum time and for the optimum price.

     The Company's change-in-control program for senior management involves two elements, change-in-control agreements and a Performance Plan, each of which is discussed in more detail below.

     The Committee does not believe that management will act to protect its own positions or interests at stockholder expense.

  Change-in-Control Agreements

     Several years ago, the Company entered into change-in-control agreements with Company executives Kanas, Bohlsen and Healy. These change-in-control agreements, which are fairly standard in form and substance, provide that, if there is a change in control of the Company and within a designated period thereafter the executive's employment terminates, the executive will receive an amount in cash equal to approximately three times the executive's average base salary for the five years before the change in control. All taxes payable by the executive as a result of a cash payment under the agreement will be paid by the Company under a so-called tax gross-up provision. The agreements are described in more detail elsewhere in this Proxy Statement under the heading, "Agreements With Executive Officers."

  Performance Plan

     In 1994, the Company adopted a Performance Plan. Under this Plan, if the Company is acquired in a change-in-control transaction that produces an above-average return to the Company's stockholders, the senior executives of the Company as well as junior officers and other salaried employees whose services are important to the accomplishment of the transaction will be entitled to receive a special, one-time cash distribution payable out of a special performance pool. The availability and size of the performance pool will depend upon the level of financial success achieved by the Company in connection with the acquisition, measured against pre-established, objective performance targets. No pool will be funded or distributed in connection with any acquisition of the Company that does not exceed the industry average for similar acquisition transactions in the period in question, measured on a basis determined in advance by the Committee.

     Specifically, at the end of each calendar year, the Committee establishes objective financial performance targets under the Performance Plan. If and to the extent that the objective targets are met in connection with any change in control of the Company that is first announced in the ensuing year, at closing of the transaction the performance pool will be funded and distributed. Once established for a particular year, the performance targets may not later be altered or canceled. The basic concept of the Performance Plan is that no performance pool amounts will be funded or distributed in connection with a change in control except upon attainment of above-average financial returns for Company stockholders in that transaction. The Plan provides that the maximum size of any performance pool distributable upon a change in control is 3 percent of the Company's market capitalization at the time the change in control is completed, including in market capitalization the premium paid to the Company's stockholders in the transaction. Once a performance pool is distributed, the Performance Plan terminates.

     Persons entitled to receive payments out of the performance pool after a change-in-control will consist of the senior officers of the Company and those other officers and employees designated by the Committee as persons who have made significant contributions to the Company's successful completion of the change-in-control transaction.

     Executives, officers or employees of the Company selected to receive distributions from the performance pool need not resign or retire in order to receive their distributions. The Performance Plan provides a so-called tax gross-up provision for senior executives, under which the Company would pay any taxes payable by the senior executives on pool distributions to them, including any excise taxes on any portions of distributions constituting "excess parachute payments" under the Internal Revenue Code.

     The Committee may elect in future years to alter the performance targets, the definition of the performance pool or the size and constituency of the tranches. There can be no assurances that a change-in-control transaction will be effected within any certain period or at any time.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are return on stockholders' equity, return on assets, levels and changes in non-performing assets, the market price of the Common Stock and the Company's performance compared to peer group institutions. Individual factors include the CEO's initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.

     The Committee believes that Chairman and CEO Kanas deserves much credit for the Company's excellent financial performance in recent years, including in 1999. The discipline required to increase earnings in a fiercely competitive commercial banking environment starts at the top. North Fork's profitability and efficiency are a testimony to Mr. Kanas's ability to maintain discipline and instill dedication throughout the organization, and reflect his personal commitment to a hands-on management style.

     The Committee also attributes to Mr. Kanas much of the credit for the success of the Company's external expansion program. In 1999, the Company reached agreement to acquire two substantial in-market thrift institutions, Reliance Bancorp, Inc. and JSB Financial, Inc. The acquisitions closed in February 2000.

     Mr. Kanas is the driving force behind North Fork's emergence as a significant regional bank. His strategies have proved successful. The Committee notes that the demands on the time and effort of Mr. Kanas and the other members of his senior management team have been extraordinary. His (and their) overall compensation in recent years has been earned.

     For all the reasons cited above, the Committee recommended to the full Board at year-end 1999 that Mr. Kanas's salary be increased by 30 percent (and it was) and determined that the cash bonus actually paid to him under the Bonus Plan, although below the objectively determined plan maximum, would be increased by 25 percent over his 1998 bonus. The Committee also made year-end awards to Mr. Kanas of options to acquire 50,000 shares and 50,000 shares of restricted stock, moderately higher than the total stock awards given him at year-end 1998.

     Committee members:

          Allan C. Dickerson, Chairman
          Lloyd A. Gerard
          George H. Rowsom

                                RETIREMENT PLANS

     Executive officers of the Company participate in a retirement plan (the "Retirement Plan"), which is a defined benefit plan maintained and administered by the Company. The Retirement Plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the Retirement Plan after five years of service.

     Under the Retirement Plan's benefit formula, participants accrue an amount through the plan each year equal to five percent of their annual compensation (as defined under the plan) plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. These amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefits subsequently paid under the Retirement Plan to each participant after retirement are payments based on the accrued total amount in the plan for that participant, projected over an assumed life expectancy.

     Compensation as defined under the Retirement Plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors' fees), as well as certain other taxable compensation received by the executives such as the amount of insurance premiums paid on their behalf by the Company which is included in column (i) of the Summary Compensation Table.

     In addition to the Retirement Plan, the Company has a Supplemental Executive Retirement Plan (the "SERP"). The SERP restores to specified senior executives upon their retirement the full level of retirement benefits that they would have been entitled to receive under the formula contained in the Retirement Plan, absent the ERISA provision limiting maximum payouts and maximum compensation under tax-qualified retirement plans. The SERP also provides for participating executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions, which will be entitled to matching Company contributions, much like 401(k) plan deferrals, but not on a tax-deferred basis and not subject to the Internal Revenue Code's limitation on maximum 401(k) plan contributions. The SERP may be funded through a combination of elective contributions by covered individuals and Company matching contributions, both made to a secular trust. Under the SERP, the

Company will also pay on behalf of covered individuals any income taxes payable by them as a result of Company contributions on their behalf. Each of the named executive officers in the Summary Compensation Table on page 10 was covered under the SERP in 1999.

     Based upon their current covered compensation, executive officers Kanas, Bohlsen, O'Brien and Healy, would receive under the Retirement Plan and the SERP combined annual benefit payments of approximately $352,600, $82,100, $218,100 and $59,900, respectively.

                TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
                             AND ASSOCIATED PERSONS

     Since January 1, 1999, certain of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to North Fork Bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by North Fork Bank as of December 31, 1999, as a non-accrual, past due, restructured or potential problem loan.

                             STOCKHOLDER PROPOSALS

     The Company may consider a stockholder's proposal for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Stockholders only if such proposal meets the requirements set out in the rules of the Securities and Exchange Commission (SEC). Under the SEC's rules, such proposals must be received in writing by the Secretary of the Company at the Company's principal executive offices no later than November 24, 2000, and must meet the other requirements established by the Securities and Exchange Commission for stockholder proposals. Proposals should be addressed to: Ms. Aurelie S. Graf, Corporate Secretary, North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747.

     Under the By-laws of the Company, any stockholder who wishes to bring a matter before the annual meeting of stockholders must deliver a written notice to the Secretary of the Company not less than 45 days nor more than 90 days before the anniversary date of the day that proxy materials were first mailed for the prior year's annual meeting of stockholders, provided the actual date of the annual meeting of stockholders is within 30 days of the anniversary date of the prior year's annual meeting. The written notice must contain the name and record address of the stockholder submitting the proposal, a brief description of the proposal sought to be raised at the meeting, the number of shares of Company stock beneficially owned by the proposing stockholder (who must be a record holder of Company stock both on the day the stockholder gives written notice of the proposal and on the record date for the meeting) and certain other information specified in the By-laws of the Company. Failure to comply with this advance notice requirement will preclude the stockholder from submitting the proposal to the annual meeting of stockholders. For the 2001 Annual Meeting of Stockholders, such written notice must be given not later than February 8, 2001, and not earlier than December 25, 2000. In addition, the Company's By-laws specify procedures for a stockholder to submit a nomination for director at the annual meeting of stockholders. A copy of the relevant sections of the By-laws may be obtained from the Corporate Secretary upon request. Please note that the requirements contained in this paragraph relate only to matters that a stockholder may wish to bring before an annual meeting of stockholders and are independent from the requirements of the Securities and Exchange Commission to have a stockholder proposal included in the Company's proxy statement as discussed in the preceding paragraph.

                              INDEPENDENT AUDITORS

     KPMG, LLP, Certified Public Accountants, were the independent auditors of the Company for the year ended December 31, 1999, and have also been selected to serve as auditors for 2000. Representatives of KPMG, LLP are expected to be present at the Meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting to the extent permitted under applicable law.

                                           By Order of the Board of Directors

                                           /s/ Aurelie S. Graf
                                                      AURELIE S. GRAF
                                                    Corporate Secretary

Date: March 24, 2000

--------------------------------------------------------------------------------
                        NORTH FORK BANCORPORATION, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 APRIL 25, 2000

     The undersigned stockholder(s) of North Fork Bancorporation, Inc., a
P Delaware corporation (the "Company"), hereby appoint(s) James H. Rich, Jr., and Alma T. Suter, and each of them, with full power to act alone,
R the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them,
O to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of
X Stockholders of the Company to be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 a.m. on
Y Tuesday, April 25, 2000, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting:

     1. Election of Directors to the Board of
        Directors for terms to expire at the 2003         (CHANGE OF ADDRESS)
        Annual Meeting of Stockholders
        Nominees: 01. Irvin L. Cherashore,             -------------------------
        02. Allan C. Dickerson, 03. Lloyd A. Gerard,   -------------------------
        04. John Adam Kanas, 05. Raymond A. Nielsen    -------------------------
        (Check one box only for all nominees)                    (Over)

     This proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR proposal 1, and in the discretion of the proxies on such other matters as may properly come before the annual meeting or any adjournments or postponements thereof to the extent permitted under applicable law.

                                                                ----------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                ----------------
--------------------------------------------------------------------------------
                      [ARROW] FOLD AND DETACH HERE [ARROW]

     First Chicago Trust Company of New York as Transfer Agent for North Fork Bancorporation, Inc. is now able to deposit your quarterly dividend check directly into your checking or savings account.

     Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date -- no more waiting for the check to arrive in the mail -- no more waiting in bank lines to deposit the check -- the deposit is made automatically for you.

     If you would like to learn more about this new convenience and how you can join, please call 1-800-317-4445.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   PLEASE MARK YOUR                                                   0103
X  VOTES AS IN THIS
   EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES.

------------------------------------------------------------------------------------------------------------------------------------
         The Board of Directors recommends a vote FOR proposal 1.                  | |           SPECIAL ACTIONS
                                                                                   | |
                     FOR              WITHHELD                                     | |
1. Election of                                             01. Irvin L. Cherashore | |  I will attend    CHANGE OF ADDRESS
   Directors                                               02. Allan C. Dickerson  | |  the Annual       ON REVERSE SIDE
   (see reverse)                                           03. Lloyd A. Gerard     | |  Meeting.
                                                           04. John Adam Kanas     | |
For, except vote withheld from the following nominee(s):   05. Raymond A. Nielsen  | |
                                                                                   | |  Do not mail me future Annual Reports.
                                                                                   | |  Another household member receives one.
________________________________________________________                           | |
                                                                                   | |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Receipt of the Notice of Annual Meeting of
                                                                                        Stockholders and accompanying Proxy
                                                                                        Statement is hereby acknowledged.

                                                                                        NOTE: Please sign exactly as your name
                                                                                        appears on this proxy. Joint owners should
                                                                                        each sign personally. If signing as
                                                                                        attorney, executor, administrator, trustee
                                                                                        or guardian, please include your full title.
                                                                                        Corporate proxies should be signed by an
                                                                                        authorized officer.


                                                                                        ___________________________________________


                                                                                        ___________________________________________
                                                                                          SIGNATURE(S)                    DATE

------------------------------------------------------------------------------------------------------------------------------------

                              FOLD AND DETACH HERE


                        NORTH FORK BANCORPORATION, INC.

                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of North Fork Bancorporation, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

     [COMPUTER GRAPHIC]   - Accessing the World Wide Web site
                            http://www.eproxyvote.com/nfb to vote via the Internet.


     [TELEPHONE GRAPHIC]  - Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial
                            1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

     [ENVELOPE GRAPHIC]   - Completing, dating, signing and mailing the proxy
                            card in the postage-paid envelope included with the proxy statement or sending it to North Fork Bancorporation, Inc., c/o First Chicago Trust Company, a Division of EquiServe, P.O. Box 8028, Edison, New Jersey 08818-8028.

You can vote by phone or via the internet until 12:00 midnight, E.D.T. April 24, 2000. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.